CAPITAL PLEDGE AGREEMENT

      CAPITAL PLEDGE AGREEMENT (this "Agreement") dated as of the 24th day of February, 2005 by and among Biophan Technologies, Inc., a Nevada corporation ("Obligor"), TomoVation GmbH, a company organized under the laws of Germany ("TomoVation"), Prof. Dr. Andreas Melzer ("Melzer" and collectively with TomoVation, the "Sellers").

                            Statement of the Premises

      Pursuant to the Agreement among Obligor, Sellers, aMRIs GmbH, a company organized under the laws of Germany (the "Company"), TomoVation, Prof. Dr. Andreas Melzer, Dr. Michael Friebe, Dipl.-Ing. Gregor Scharfers and Dipl.Beriebswirt Andreas Pieper, dated as of February 24, 2005 (the "Purchase Agreement" according to I.1 above), Obligor acquired from the Sellers a 51% interest in the Company which amounts to (euro) 12,750 (the "Company Interest"). Pursuant to the Purchase Agreement, Obligor has agreed to make capital contributions to the Company in the aggregate amount of US $2,000,000. This Agreement is entered into pursuant to the Purchase Agreement to secure the making by Obligor of the Capital Contributions required by the Purchase Agreement (the "Capital Contributions").

                           Statement of Consideration

      Accordingly, in consideration of the premises, all the parties hereto agree as follows.

                                    Agreement

      Definitions. The term "Liabilities" means Obligor's commitment to make Capital Contributions to the Company pursuant to the Purchase Agreement.

      The term "Collateral" means shares of the Company in the nominal amount of
(euro) 11,400 .whereby the Collateral is granted by shares in the nominal amount of (euro) 3,800 to TomoVation and in the nominal amount of (euro) 7,600 to Melzer and in all increases, profits or rights received therefrom, in all substitutions and additions, together with any proceeds except for rights to the shares which relate to the ownership of the shares exclusive and cannot be transferred without title to the shares.

      The term "Event of Default" shall mean the suspension of Obligor's obligation to make future Capital Contributions pursuant to Section 1.4(e) of the Purchase Agreement signed by the Parties of this Agreement. The Parties herewith refer to this Section 1.4 (e) and waive the right to attach this to this Agreement.

      Grant of Security Interest. As security for the payment of the Liabilities, Obligor hereby grant(s) to Sellers a security interest in, a general lien upon and/or right of set-off against (as applicable) the Collateral. This security interest is granted to TomoVation with respect to shares of the Company in the nominal amount of (euro) 3,800 and to Melzer with respect to shares of the Company in the nominal amount of (euro) 7,600.

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                                      -2-


      Release of Security Interest. The security interest in the Collateral shall be released as Obligor makes Capital Contributions to the Company. Three
(3) shares of the Company in the nominal amount of (euro) 50 each shall be released for each US $26,315.00 contributed by Obligor to the Company pursuant to the Purchase Agreement. As shares of the Company are released from the security interest, they shall be released in a proportion of 1/3 for TomoVation and 2/3 for Melzer from the shares in which TomoVation and Melzer were granted a security interest so that at any given time the number of shares in which each of TomoVation and Melzer has a security interest is in proportion. This means for example that a Capital Contribution of US $26,315.00 would result in two (2) shares of Melzer and one (1) share of TomoVation, each in the nominal amount of
(euro) 50, to be released. Any Capital Contribution, or remaining portion thereof, that has not resulted in the release of shares because it is less than US $26,315.00 shall be added to a subsequent Capital Contribution for purposes of this paragraph until such Capital Contribution has effectively resulted in the release of shares. The Sellers hereby agree to take any and all actions necessary to document the release of any shares of the Company released pursuant to this paragraph even if all shares have not then been released.

      Covenants. As long as any part of the Liabilities remain unpaid Obligor agrees to:

      (a) defend the Collateral against all claims, keep the collateral free from other security interests, liens, pledges or other encumbrances and not dispose of any portion of the Collateral without Sellers' written consent;

      (b) notify Sellers promptly of any changes in Obligor's name or address;

      (c) notify Sellers of any change in legal entity structure, if applicable;

      (d) execute and deliver any financing statements or other documents, pay any costs of title searches and filing fees, and take any other action Sellers request in relation to the security interest;

      (e) pay all taxes and other charges which may be levied against the Collateral.

      Warranties. As long as any part of the Liabilities remain unpaid Obligor warrants to Sellers that:

      (a) each document representing the Collateral is genuine;

      (b) Obligor owns the Collateral (except to the extent that Obligor did not get good title to the Collateral from the Sellers), free and clear of all liens, encumbrances, charges or security interests, other than those in favor of Sellers under this Agreement;

      (c) Obligor is fully authorized to enter into this Agreement.

      Default

      Obligor agrees to pay on demand or, if such payment on demand is not permitted under applicable law, as otherwise provided under applicable law, all costs and expenses incurred by Sellers in enforcing this Agreement and in realizing upon any Collateral, including, without limitation reasonable attorneys' fees and legal expenses. Obligor shall not be responsible for any such costs and expenses if it tenders delivery of the shares then constituting

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                                      -3-


Collateral to the Sellers. Nothing in this Agreement shall require Obligor to make any Capital Contribution after the occurrence of an Event of Default, and the sole remedy of the Sellers with respect thereto shall be to recover the shares of the Company in which they then have a security interest that has not been released.

      Upon the occurrence of an Event of Default and giving notice thereof then Sellers may collect the Collateral that is still subject to this Capital Pledge Agreement after taking into account any release of shares as set forth in the Clause "Release of Security Interest" and sell it in a public auction which shall be announced to Obligor and publicly in accordance with applicable law. The public auction may take place anywhere in Germany. Sellers may be the purchaser at such auction, and Sellers shall not be liable for any reduction in the value of the Collateral by reason of Sellers' exercising any discretion the may have under applicable laws as to whether or when to proceed with any such action or to postpone an auction once scheduled.

      Dividends/income. So long as no Event of Default has occurred and is continuing, Obligor shall have the right to receive all cash income from the Collateral. If Sellers receive any cash income before the occurrence of an Event of Default, Sellers agree to turn it over to Obligor. Once an Event of Default occurs, Obligor will no longer be entitled to receive any cash income and if Obligor receives any, Obligor agrees to turn it over to Sellers.

      Custody of Collateral. Sellers agree to use reasonable care to protect any Collateral in their possession. However, Sellers shall not be required to:

      (a)   vote any shares of the Company representing the Collateral;

      (b)   collect any debt;

      (c)   exercise any conversion rights;

      (d)   take any steps necessary to preserve rights against prior parties;

      (e) notify Obligor of any maturities, calls, conversions, or other similar matters concerning the Collateral, except for forwarding to Obligor those communications which are addressed to Obligor;

      (f)   act upon any request Obligor may send Sellers.

Except as otherwise required under applicable law, the existence of the Collateral does not confer on Sellers any rights or obligations as shareholders of the Company.

      Changes in Collateral. Whether or not an Event of Default has occurred, Obligor authorizes Sellers to:

      (a) receive and hold as additional collateral any non-cash increases in or profits on the Collateral;

      (b) surrender the Collateral and receive any payment or distribution upon redemption, dissolution or liquidation of the issuer of the Collateral.

If Obligor receives any of the payments or distributions described above, Obligor agrees to turn them over to Sellers.

      Modification. This Agreement cannot be modified, waived, discharged or terminated except upon satisfactions in full of Obligor's obligations with respect to the Liabilities in accordance with their terms or by a written agreement signed by the party to be charged therewith.

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                                      -4-


     Miscellaneous. No delay or omission on the part of Sellers in exercising any right under this Agreement shall operate as a waiver of any other rights of Sellers, nor shall any delay, omission, or waiver on any one occasion be deemed a bar to or waiver of any other right on any future occasion. This Agreement shall be binding upon the Obligor and the Obligor's successors and assigns and shall inure to the benefit of Sellers and Seller's successors. In the event of any conflict between the terms of this Agreement and the Purchase Agreement, the terms of this Agreement, as to the specific term or provision which may be in conflict, shall be superceding and controlling. Any term or provision of this Agreement that is invalid or unenforceable under applicable law shall be ineffective to the extent of such invalidity or enforceability and shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement. Any such term or provision shall be construed so as to be valid and enforceable in any situation or jurisdiction where such validity or enforceability is permitted. Any such invalid term or provision shall be enforceable to the fullest extent permitted by applicable law.

      Notices. Obligor waives any right to notice of any action Sellers may take with respect to the Collateral, except as otherwise required by applicable law. Notices given under this Agreement shall be given as provided in the Purchase Agreement. Obligor agrees that notice of foreclosure sale sent at least five days before the sale, except as otherwise provided by applicable law, provides Obligor with a reasonable opportunity to exercise its right of redemption of the Collateral and any other legal rights.

      Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Germany.


                                      III.